EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-160371 and 333-225955 on Form S-8 and Registration Statement No. 333-261936 on Form S-3 of our reports dated February 24, 2023, relating to the consolidated financial statements of Columbia Banking System, Inc., and the effectiveness of Columbia Banking System, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Banking System, Inc., for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2023